UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2013

KOPIN CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-19882	04-2833935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 John Hancock Road, Taunton, MA        02780

(Address of Principal Executive Offices)        (Zip Code)

Registrant’s telephone number, including area code (508) 824-6696

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 15, 2013 (the “Closing Date”), Kopin Corporation (the “Company”) completed the sale of its III-V product line, including all of the outstanding equity interest in KTC Wireless, LLC, a wholly-owned subsidiary of the Company that held the Company’s investment in Kopin Taiwan Corporation (“KTC”), to IQE KC, LLC (“IQE”) and IQE plc (“Parent”, and collectively with IQE, the “Buyer”) pursuant to a Purchase Agreement (the “Purchase Agreement”) entered into on January 10, 2013, as previously disclosed on the Current Report on Form 8-K filed with the Securities Exchange Commission (the “SEC”) on January 10, 2013, for an aggregate purchase price of approximately $75 million, subject to certain adjustments, including working capital adjustments and escrow (the “Sale”). Of the total consideration, $55 million was paid to the Company as of the Closing Date and $5 million was placed in escrow pending a final determination of adjustments and working capital as of the closing date. The remaining $15 million will be paid to the Company on the third anniversary of the Closing Date.

The foregoing description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by the terms of the Purchase Agreement, attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 10, 2013.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information.

In accordance with Item 9.01 (b), unaudited pro forma condensed consolidated financial information of the Company, giving effect to the Sale, is included as Exhibit 99.1 to this Current Report on Form 8-K.

(d) Exhibits.

Exhibit	Description

99.1	Unaudited pro forma condensed consolidated financial information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPIN CORPORATION

Date: January 18, 2013	By:	/s/ RICHARD A. SNEIDER
Name: Richard A. Sneider Title: Treasurer and Chief Financial Officer (Principal Financial Accounting Officer)

EXHIBIT INDEX

Exhibit	Description

99.1	Unaudited pro forma condensed consolidated financial information.